Exhibit 2.30

APN:	001-18-602-003
001-18-602-004

When recorded mail to:

Paul, Hastings, Janofsky & Walker LLP

515 South Flower Street, 25th Floor

Los Angeles, California 90071

Attention:  Stacy M. Hopkins, Esq.

COLLATERAL ASSIGNMENT OF NOTES AND DEEDS OF TRUST

THIS COLLATERAL ASSIGNMENT OF NOTES AND DEEDS OF TRUST (“Assignment”) is made and entered into as of December 20, 2004, by and between OASIS INTERVAL OWNERSHIP, LLC, a Nevada limited liability company (“Assignor”), and WELLS FARGO FOOTHILL, INC., a California corporation, in its capacity as the arranger and administrative agent, its successors and assigns, as its interests may appear, in such capacity, as “Agent”.

R E C I T A L S:

WHEREAS:

A.            Assignor is the owner of certain parcels of real property which are situate in the County of Clark, State of Nevada and which are more particularly described on “Exhibit A” attached hereto (the “Land”).

B.            Reference is also made to that certain Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified heretofore or hereinafter from time to time, the “Credit Agreement”), by and among (i) Assignor, (ii) RBG, LLC (“RBG”), a Nevada limited liability company, (iii) VIRGIN RIVER CASINO CORPORATION (“Virgin River”), a Nevada corporation, (iv) CASABLANCA RESORTS, LLC (“Casablanca”), a Nevada limited liability company, (v) OASIS RECREATIONAL PROPERTIES, INC. (“Oasis”), a Nevada corporation, (vi) OASIS INTERVAL MANAGEMENT LLC (“Oasis Interval Management”), a Nevada limited liability company, (vii) B & B B, INC. (“B&BB”), a Nevada corporation, (viii) Agent, and (ix) the Lenders (as defined in the Credit Agreement).  All capitalized terms which are used but not otherwise defined herein shall have the respective meanings and be construed herein as provided in the Credit Agreement and any reference to a provision of the Credit Agreement shall be deemed to incorporate that provision as a part hereof in the same manner and with the same effect as if the same were fully set forth herein.

C.            The Credit Agreement provides for, among other things, a revolving loan in the principal amount as specified in said Credit Agreement (the “Loan”).

D.            It is a condition of the making of the Loan that all of Assignor’s present and future right, title and interest in and to those certain Short Form Deeds of Trust With Assignments of Rents (the “Mortgages”) and Notes Secured By Deeds of Trust listed on Exhibit B attached hereto, and any similar instruments heretofore or hereafter executed for the benefit of Assignor (collectively, the “Pledged Documents”) be collaterally assigned to Agent for the benefit of Lenders in consideration of the making of the Loan upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency are hereby acknowledged:

1.             Assignor does hereby collaterally assign to Agent for the benefit of Lenders, as security for the obligations under the Credit Agreement, all of Assignor’s right, title and interest in, to and under the Pledged Documents, to have and to hold the same unto Agent for the benefit of Lenders, as of the date hereof.

2.             Upon notice of an Event of Default, Assignor does hereby agree to (a) promptly deliver any and all notes (the “Notes”) and Mortgages executed by any debtor for the benefit of Assignor, in connection with and evidencing the obligations under the Pledged Documents to Agent, and (b) execute and deliver to Agent, in form and substance satisfactory to Agent, such instruments and such further assurances as Agent may reasonably deem necessary to transfer, convey or assign Assignor’s rights under the Notes and Mortgages to Agent.

3.             This Assignment is made pursuant to and in accordance with the terms of the Credit Agreement and the other Loan Documents and is subject to the limitations set forth therein.

4.             This Assignment shall be governed by the internal laws of the State of Nevada, without regard to principles of conflict of law.

5.             This Assignment may be executed in any number of separate counterparts with the same effect as if the signatures hereto and hereby were upon the same instrument.  All such counterparts shall together constitute one and the same document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed the foregoing Assignment as of the day and year first above written.

ASSIGNOR:

OASIS INTERVAL OWNERSHIP, LLC
a Nevada limited liability company

By:	/s/ Robert R. Black, Sr.
Name: Robert R. Black, Sr.
Title: Sole Manager

ACKNOWLEDGMENT

STATE OF Nevada	)
) ss.
COUNTY OF Clark	)

This instrument was acknowledged before me on December 16, 2004 by Robert R. Black, Sr. as Sole Manager of OASIS INTERVAL OWNERSHIP, LLC.

/s/ Kimberly Schroeder
Kimberly Schroeder Notary Public State of Nevada No. 96-4320-1 My appt. exp. July 18, 2008	NOTARY PUBLIC

	My commission expires:	7/18/08

EXHIBIT “A”*

LEGAL DESCRIPTION

*  Registrants agree to furnish supplementally a copy of the omitted schedules to the Securities Exchange Commission upon its request.

EXHIBIT “B”*

LIST OF PLEDGED DOCUMENTS

*  Registrants agree to furnish supplementally a copy of the omitted schedules to the Securities Exchange Commission upon its request.